Exhibit 99

INTERNET AMERICA ANNOUNCES RESIGNATION OF PRESIDENT/COO

(Houston) January 20, 2010-Internet America, Inc. (OTCBB: GEEK) a Houston-based provider of Internet access services announced today that Ross McAlpine, President and Chief Operating Officer, is leaving the Company to pursue personal family interests, effective January 31, 2010.

William E. (Billy) Ladin, Chairman and Chief Executive Officer of Internet America, said, “We have been very fortunate to work with Ross. He led the quality process implementation improvements which have substantially improved our productivity.  During this time we have made investments in our infrastructure to improve quality and network capacity. Today, with the help of Ross and all of our experienced staff, Internet America is a leaner, more efficient organization.  We wish him well and will miss him”.

McAlpine commented, “The Company has a very bright future with the products and services, old and new, that we provide and the great people that we have to provide them.  I have personally enjoyed working with all of the Internet America staff.  My plan is to remain in touch and involved by utilizing the PDQ Meeting, the Company’s desktop video conferencing product.  This is a truly revolutionary technology and Internet America is on the cutting edge of its deployment. “

McAlpine was named President and COO of the Company in December, 2007. Mr. McAlpine previously held numerous executive level positions with Inter-Tel Incorporated, a communications equipment provider and subsidiary of Mitel, Inc.

Internet America is a leading Internet service provider serving the Texas market. Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax-2-Email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http://www.internetamerica.com.